UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 16, 2019

ACCURAY INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-33301	20-8370041
(Commission File Number)	(IRS Employer Identification No.)

1310 Chesapeake Terrace
Sunnyvale, California 94089

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (408) 716-4600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	ARAY	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)  As previously announced, Accuray International Sàrl (“Accuray International”), a wholly-owned subsidiary of Accuray Incorporated (the “Company”), informed Lionel Hadjadjeba, Accuray International’s Senior Vice President, Chief Commercial Officer, and an executive officer of the Company, that his employment would be terminated effective August 31, 2019.  In connection with such termination, on August 16, 2019, Accuray International entered into a Separation Agreement and General Release with Mr. Hadjadjeba (the “Separation Agreement”).  Pursuant to the Separation Agreement, in exchange for a general release of claims made by Mr. Hadjadjeba in favor of Accuray International and its related entities, including the Company, Accuray International agreed to provide Mr. Hadjadjeba: (i) a lump sum payment of CHF 278,760, representing six months of Mr. Hadjadjeba’s base salary; (ii) a lump sum payment of CHF 425,666, representing Mr. Hadjadjeba’s bonus under the Company’s Fiscal Year 2019 Company Bonus Plan; and (iii) a lump sum payment of CHF 36,935, representing an amount in lieu of any prorated bonus that would have been due to Mr. Hadjadjeba for fiscal year 2020 pursuant to the terms of his employment agreement, with all such payments subject to required withholdings and authorized deductions.

The foregoing summary of the terms of the Separation Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Separation Agreement, a copy of which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ended June 30, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACCURAY INCORPORATED

Dated: August 22, 2019	By:	/s/ Jesse Chew
Jesse Chew
Senior Vice President, General Counsel